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                                                             EXHIBIT 10.5


August 23, 1997



Rellen M. Stewart
3374 Rocking Horse Circle
Encinitas, CA 92024

Dear Mr. Stewart:

SUBJECT:  EMPLOYMENT AGREEMENT

We wish you to accept employment with ACC Consumer Finance Corporation (the "Corporation"), a subsidiary of Household International, Inc. ("Household") as of the closing date ("Closing Date") of the merger of the Corporation and a subsidiary of Household, and to provide you with fair and equitable treatment along with a competitive compensation package. Also, we wish to assure your continued attention to your duties without any possible distraction arising out of uncertain personal circumstances in a change in control environment. We recognize that in the event of a Change in Control (as such term is defined herein) of the Corporation or Household it is likely that your duties and responsibilities would be substantially altered.

1.   a.   Beginning with the Closing Date, you will be employed by the
          Corporation as Chief Operating Officer. In that capacity you are entitled to the following:

          i.   A minimum annual salary of $204,000;

          ii. An annual bonus having a targeted value equal to seventy five per cent (75%) and a maximum value of one hundred twenty five per cent (125%) of your annualized salary as of the end of the period in which the bonus is earned. The amount of bonus for any year that you actually receive,if any, will depend on the achievement of the corporate and your individual goals established for that year and the terms of the Household International Corporate Executive Bonus Plan, and any successor or substitute plan or plans (the "Bonus Plan"). However, subject only to the following sentence, your minimum bonus for calendar 1997 will be $204,000 and your minimum bonus for calendar 1998 will be 100% of your annualized salary as of the end of the year in which the bonus is earned. Your bonus will be prorated based on the number of

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                    elapsed months in the performance period in the case of
                    death, permanent and total disability (as described in Section 4(a)(iii)), or retirement under the Household Retirement Income Plan or any successor tax qualified defined benefit plan; and

          iii. Other compensation, benefits and perquisites as described in, and in accordance with, Household's compensation, benefit and perquisite plans (the "Plans") applicable to senior executives of Household.

          b. You will receive, as of the Closing Date, a grant of an option to purchase 20,000 shares of common stock of Household. Such option will have a 10-year term, will be granted with an exercise price equal to the fair market value of a share of Household common stock on such Closing Date and will become exercisable at a rate of 25% per annum of the aggregate number of shares under the option on each of the first, second, third and fourth anniversaries of the date of the grant. You will be eligible for future grants of stock options and/or restricted stock rights under the Household International 1996 Long-Term Executive Incentive Compensation Plan, and any successor or substitute plan or plans (the "Long-Term Plan"). The amount and frequency of future grants shall be solely determined by Household's Board of Directors and shall reflect your level of responsibility with Household or its affiliates.

2. Subject to termination as provided herein, the initial term of this Agreement shall be for three (3) years from the Closing Date. Thereafter the term shall be for 18 whole calendar months, and shall be "evergreen"; that is shall continue monthly as an 18 month term, unless the Corporation gives to you not less that 17 whole calendar months notice that the term as monthly continued shall not be so continued; provided further, that in no event shall the term be continued beyond your sixty-fifth birthday. This Agreement may also be terminated prior to that time by Household or you, with or without cause, upon ninety (90) days prior written notice and with the consent of both parties to this Agreement.

3. During your employment with the Corporation or Household (or any affiliate of Household) you will devote your reasonably full business time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your position.

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4.   In consideration of your employment with the Corporation or Household (or any affiliate of Household), it is mutually agreed that:

     a. In the event your employment is terminated during the term of this Agreement by Household or the Corporation or such Household affiliate for any reason other than:

          i. misconduct which is willful and deliberate knowing that it is detrimental in a significant way to the interests of the Corporation or Household;

          ii.  death; or

          iii. inability, for reasons of disability, reasonably to perform your duties for 6 consecutive calendar months; or

     b. In the event that during the term of this Agreement you resign your position with the Corporation or Household or such Household affiliate because, within 6 whole calendar months prior to your resignation, any successor to Household, by acquisition of stock or substantially all of the assets, by merger or otherwise, failed to expressly adopt or otherwise repudiated this Employment Agreement;

     Household shall be required, and hereby agrees, to make promptly a lump sum cash payment to you in an amount equal to 100% of your then annual rate of salary plus 100% of the average of the last two years' cash bonuses; provided, however, if the term of this Agreement is less than 18 months because you are within 18 months of becoming age 65, the amount shall be multiplied by a fraction the numerator of which is the number of months left in the term, and the denominator of which is 18. This payment shall be in addition to all other compensation and benefits accrued to the date of termination of employment. Payments under this paragraph 4 or paragraph 5 are in lieu of any other severance that Household may provide for its employees.

5. It is further mutually agreed that should your position be terminated as a result of a Change in Control or should you resign your position at any time within sixty (60) whole calendar months following a Change in Control because you are assigned to a position of lesser rank or status than you had immediately prior to the Change in Control, Household or its successor shall pay to you the amounts (including the lump sum payment) described in paragraph 4 regardless of whether you are otherwise entitled to them under paragraph 4.


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          For purposes of this Agreement, a Change in Control shall be deemed to occur when and if:

          A. any "person" (as the term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934) (other than Household or its affiliates or other than a trustee or other fiduciary of securities held under an employee benefit plan of Household or the Corporation) becomes the beneficial owner, directly or indirectly, of securities of Household or the Corporation representing 20% or more of the combined voting power of Household's or the Corporation's then outstanding securities; or

          B. persons who were directors of Household or the Corporation as of the effective date hereof, or successor directors nominated by those directors or by such successor directors cease to constitute a majority of the Board of Directors of Household or the Corporation or their successors by merger, consolidation or sale of assets.

6. You are not required to mitigate the amount of any payments to be made by the Corporation, Household or any affiliate thereof pursuant to this Agreement by seeking other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of self-employment or your employment by another employer after the date of termination of your employment with Household, the Corporation or any affiliate thereof.

7. Except as provided below, it is the intent and desire of Household that the salary, bonuses and other benefits provided for herein shall be paid to you without any diminution by reason of the assessment of any "golden parachute" excise tax pursuant to the Internal Revenue Code of 1986, as from time to time amended, (hereinafter the "Code"), or state law. Accordingly, in the event that any excise tax is assessed against you pursuant to the provisions of sections 280G and 4999 of the Code (or successor provisions) or comparable provisions of state law, whether with respect to any payments made to you pursuant to the provisions of this Agreement or payments otherwise arising out of your employment relationship, Household or any successor, upon notification of such assessment, shall promptly pay to you such amount as is necessary to provide you with the same after-tax benefit that you would have received had there been no "golden parachute" excise tax. For this purpose, Household, the Corporation or its successor shall assume that you are taxed at the highest individual federal and state income tax rates (without regard to Section 1(g) of the Code or successor provisions thereto).

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     However, if any part or all of the amounts to be paid to you constitute
     "parachute payments" within the meaning of section 280G(b)(2)(A) of the Code, and a reduction of the amount by 10% or less would totally avoid the imposition of any excise tax, such amounts shall be reduced so that the aggregate present value of the amounts constituting such parachute payments will be equal to 299% of your "annualized includible compensation for the base period," as such term is defined in section 280G(d)(1) of the Code. For the purpose of this subparagraph, present value shall be determined in accordance with section 280G(d)(4) of the Code.

8. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement and you obtain a final judgment in your favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or your claim is settled by Household, the Corporation or its successor prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by you in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing your claim will be promptly paid by Household, the Corporation or its successor with interest thereon at the highest statutory rate of your state of domicile for interest on judgments against private parties from the date of payment thereof by you to the date of reimbursement to you by Household, the Corporation or its successor.

9. During the course of your performance under this Agreement, you will receive and be exposed to confidential and proprietary information relating to Household's and the Corporation's business practices and strategies (including the business practices and strategies of the Corporation's predecessor, ACC Consumer Finance Corporation) ("Confidential Information"). Such Confidential Information may include but shall not be limited to confidential and proprietary information that is marked "Confidential" or its equivalent and the Corporation's marketing and customer support strategies, financial information, including sales, costs, profits and pricing methods, internal organization, employee lists and customer lists. At all times during the term of employment and thereafter, you will hold in strictest confidence and will not disclose or use any Confidential Information, except as such disclosure or use may be required in connection with your work for the Corporation or Household. Notwithstanding the foregoing, "Confidential Information" shall not be deemed to include information

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     which you can demonstrate:  (i) is now, or hereafter becomes, through no act or failure to act on your part, generally known or publicly available;
     (ii) was known by you prior to July 15, 1993.

10. Unless this Agreement has been terminated in accordance with paragraphs 4.b. or 5, during the initial three (3) year term of this Agreement, you shall not invest or engage in any business which is principally a sub-prime consumer auto lender (the "Competitor"), or accept employment with or render services to any Competitor within the United States or Canada. For a period of one (1) year after your termination of employment, you will not solicit any employee of the Corporation or Household to terminate his or her employment with the Corporation or Household to join any company or organization in which you have an interest, financially or otherwise.

11. The parties intend that this Agreement shall supersede any employment agreement entered into by and between you and ACC Consumer Finance and American Credit Corporation and/or any of its subsidiary or affiliate thereof, including the agreement dated November 1, 1995.

12. The provisions of this Agreement shall be construed, to the extent possible, so as to guarantee their enforceability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in it.

13. Any successor to the Household or the Corporation, by acquisition of stock or substantially all of the assets, by merger or otherwise, shall be required to adopt and abide by the terms of this Agreement. This Agreement, and any rights to receive payments hereunder, may not be transferred, assigned or alienated by you.

14. All benefits under this Agreement shall be general obligations of the Corporation or Household which shall not require the segregation of any funds or property. Notwithstanding the foregoing, in the discretion of the Corporation or Household, the Corporation or Household may establish a grantor trust or other vehicle to assist it in meeting its obligations hereunder, but any such trust or other vehicle shall not create a funded account or security interest for you.

15. This Agreement may only be amended or terminated by written agreement, signed by both of the parties. It is agreed that Household may assign this Agreement to the

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                    Corporation or any of its affiliates, but such assignment
                    shall not release Household or Corporation from their obligations hereunder.

Our signatures below indicate our mutual agreement and acceptance of the foregoing terms and provisions, all as of the date first above set forth.

Sincerely,

HOUSEHOLD INTERNATIONAL, INC.

By:   /s/ Lawrence N. Bangs
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          Lawrence N. Bangs
          Group Executive


     /s/ Rellen M. Stewart
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           Rellen M. Stewart